Exhibit 99.1

Jaguar Health Reports 2025 Financials

Net revenue increase of 5% in Q4 2025 vs. Q3 2025

Jaguar received an up-front payment of $16M of non-dilutive capital in January 2026 upon entering U.S. license agreement with Future Pak for Mytesi® and Canalevia®-CA1 – Jaguar’s commercialized crofelemer drugs – with an additional $2 million due upon completion of post-closing conditions; and has received $3.0 of up to $20 million in milestone payments and other future payments

Agreement with Future Pak is fully aligned with Jaguar’s strategy to concentrate crofelemer development efforts on human rare-disease intestinal failure indications moving forward

Jaguar will appeal Nasdaq’s March 5, 2026 noncompliance determination related to Nasdaq Listing Rule 5550(a)(2) at a hearing on April 7, 2026; delisting is stayed pending the panel’s final decision

REMINDER: Friday, April 10, Jaguar to host investor webcast at 8:30 a.m. Eastern regarding Q4 2025 financials and company updates; Click here to register

SAN FRANCISCO, CA / April 7, 2026 / Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today reported its consolidated fourth-quarter 2025 financial results.

2025 FOURTH QUARTER COMPANY FINANCIAL RESULTS:

•

Net Revenue: The total net revenue for the Company’s prescription products (Mytesi®, Gelclair®, and Canalevia®-CA1), non-prescription products, and license revenue was approximately $3.2 million in the fourth quarter of 2025, representing an increase of 5% over the total net revenue in the third quarter of 2025, which totaled approximately $3.1 million, and a decrease of approximately 8% over the total net revenue in the fourth quarter of 2024, which totaled approximately $3.5 million.

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In 2025, approximately $11.2 million out of the Company’s total net revenue of $11.5 million was generated by sales of Mytesi and Canalevia-CA1. Under the terms of the license agreement Jaguar entered with Future Pak (“FP”) in January 2026, FP will be responsible for all commercial efforts, and will receive all proceeds from the U.S. sales of Mytesi and Canalevia-CA1 as of January 12, 2026. Jaguar will be responsible for supply of product at a premium price and will recognize manufacturing revenue. FP has already purchased product from Jaguar, in addition to $16.0 mm of the up-front license fee and other $3.0 mm payment. The license agreement is in alignment with Jaguar’s strategy to concentrate on crofelemer late-stage development efforts for human rare-disease intestinal failure indications.

•

Mytesi Prescription Volume: Mytesi prescription volume decreased approximately 3.7% in the year 2025 over 2024, by approximately 5.8% in the fourth quarter of 2025 over the third quarter of 2025, and by approximately 12.2% in the fourth quarter of 2025 over the fourth quarter of 2024. Prescription volume differs from invoiced sales volume, which reflects, among other factors, varying buying patterns among specialty pharmacies in the closed network as they manage their inventory levels.

•

License Revenue: For the fourth quarter of 2025, the Company recognized license fees of $42,500 from a securities purchase agreement with a European partner. As of December 31, 2025, the total deferred revenue associated with this contract amounts to approximately $552,000.

•	Neonorm™: Revenues for the non-prescription Neonorm products were minimal for the fourth quarters of 2025 and 2024.

•

Cost of Product Revenue: Total cost of product revenue increased by $1.8 million, from $2.0 million for the year ended December 31, 2024 compared to about $3.8 million for the year ended December 31, 2025, due largely from a $2.0 million reserve related to adjusting inventory to its fair value at December 31, 2025.

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Research and Development: The R&D expense increased by $8.4 million, from $16.5 million for the year ended December 31, 2024 compared to approximately $25.0 million in 2025, primarily due to the clinical and manufacturing expenses associated with crofelemer lyophilization and clinical trial data charged to expenses, as they have no alternative future use. The remaining increase was attributable to the continued advancement of our clinical programs into later-stage development, resulting in higher clinical trial-related expenses and expanded contract manufacturing activities.

•

Sales and Marketing: The Sales and Marketing expense increased by approximately $1.5 million, from $7.7 million for the year ended December 31, 2024 to approximately $9.2 million for the year ended December 31, 2025 largely due to personnel and related benefits related to the Gelclair sales team.

•

General and Administrative: The G&A expense increased by approximately $2.3 million, from $16.3 million for the year ended December 31, 2024 to $18.6 million in 2025, largely due to increased legal and compliance expenses from Mytesi & Canalevia licensing to Woodward Specialty LLC, printing costs, investor relations, and financing activities.

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Impairment loss on indefinite-lived intangible assets: The Company recognized an impairment loss on intangible assets amounting to $0.8 million as a result of impairment evaluation to its in-process research and development (“IPR&D”) triggered by delays in IBS and PEDS programs, resulting in a decline of the estimated fair values of IPR&D. There was no impairment loss recognized in 2024.

•	Loss from Operations: Loss from operations increased by $15.1 million, from $30.8 million in the year ended December 31, 2024 to $45.9 million in 2025.

•

Net Loss: Net loss attributable to common shareholders increased by approximately $15.1 million, from $38.5 million in the year ended December 31, 2024 to $53.6 million in 2025. In addition to the loss from operations:

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The fair value of financial and hybrid instrument designation at Fair Value Option (“FVO”) decreased by $3.2 million, from a loss of $9.5 million in the year ended December 31, 2024, to a loss of $6.3 million in 2025, primarily due to fair value adjustments in notes payable designated at FVO.

•

Loss on extinguishment of debt increased by $3.0 million from a gain of $1.2 million in the year ended December 31, 2024 to a loss of $1.8 million in 2025, primarily due to substantial modifications to the expected payments of one royalty interest agreement, which triggered extinguishment accounting.

	Year Ended
Financial Highlights	December 31,
(in thousands, except per share amounts)	2025	2024	$ change	% change
Net product revenue	$11,511	$11,689	(178)	-1.5%
Loss from operations	$(45,908)	$(30,831)	(15,077)	32.8%
Net loss attributable to common stockholders	$(53,575)	$(38,492)	(15,083)	28.2%
Net loss per share, basic and diluted	$(24.27)	$(130.69)	106

•	Non-GAAP Recurring EBITDA: Non-GAAP recurring EBITDA for 2025 and 2024 were a net loss of $48.1 million and $35.9 million, respectively.

	Year Ended
	December 31,
(in thousands)	2025	2024	$ change	% change
	(unaudited)
Net loss attributable to common stockholders	$(53,575)	$(38,492)	15,083	-39%
Adjustments:
Interest income (expense)	67	231	164	71%
Property and equipment depreciation	62	67	5	7%
Amortization of intangible assets	1,851	1,834	(17)	-1%
Share-based compensation expense	835	1,641	806	49%
Gain (loss) on extinguishment of debt	1,799	(1,245)	(3,044)	244%
Impairment loss on indefinite-lived intangible assets	800	—	800	100%

Non-GAAP EBITDA	(48,161)	(35,964)	12,197	-34%

Note Regarding Use of Non-GAAP Measures

The Company supplements its condensed consolidated financial statements presented on a GAAP basis by providing non-GAAP EBITDA and non-GAAP recurring EBITDA, which are considered non-GAAP under applicable SEC rules. Jaguar believes that the disclosure items of these non-GAAP measures provide investors with additional information that reflects the basis upon which Company management assesses and operates the business. These non-GAAP financial measures are not in accordance with GAAP and should not be viewed in isolation or as substitutes for GAAP net sales and GAAP net loss and are not substitutes for, or superior to, measures of financial performance in conformity with GAAP.

The Company defines non-GAAP EBITDA as net loss before interest expense and other expense, depreciation of property and equipment, amortization of intangible assets, share-based compensation expense and provision for or benefit from income taxes. The Company defines non-GAAP Recurring EBITDA as non-GAAP EBITDA adjusted for certain non-recurring revenues and expenses. Company management believes that non-GAAP EBITDA and non-GAAP Recurring EBITDA are meaningful indicators of Jaguar’s performance and provide useful information to investors regarding the Company’s results of operations and financial condition.

Participation Instructions for Webcast

When: Friday, April 10, 2026 at 8:30 a.m. Eastern

Participant Registration & Access Link: Click Here

Replay Instructions for Webcast

Replay of the webcast on the investor relations section of Jaguar’s website: (click here)

About Crofelemer

Crofelemer is the only oral FDA-approved prescription drug under botanical guidance. It is plant-based, extracted and purified from the red bark sap of the Croton lechleri tree in the Amazon Rainforest. Napo Pharmaceuticals, a Jaguar family company, has established a sustainable harvesting program, under fair trade practices, for crofelemer to ensure a high degree of quality, ecological integrity, and support for Indigenous communities.

About the Jaguar Health Family of Companies

Jaguar Health, Inc. (“Jaguar”) develops novel proprietary prescription drugs sustainably derived from plants for people with complicated gastrointestinal (“GI”) disease states. Jaguar family companies Napo Pharmaceuticals, Inc. and Napo Therapeutics S.p.A. focus on the development and commercialization of novel crofelemer powder for oral solution for the treatment of rare and orphan gastrointestinal disorders with intestinal failure, including microvillus inclusion disease and short bowel syndrome. Magdalena Biosciences, a joint venture formed by Jaguar and Filament Health Corp, is focused on developing novel prescription medicines derived from plants for mental health indications.

For more information about:

Jaguar Health, visit https://jaguar.health

Napo Pharmaceuticals, visit napopharma.com

Napo Therapeutics, visit napotherapeutics.com

Magdalena Biosciences, visit magdalenabiosciences.com

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Gelclair®

INDICATIONS

GELCLAIR® has a mechanical action indicated for the management of pain and relief of pain by adhering to the mucosal surface of the mouth, soothing oral lesions of various etiologies, including oral mucositis/stomatitis (may be caused by chemotherapy or radiation therapy), irritation due to oral surgery, traumatic ulcers caused by braces or ill-fitting dentures, or disease. Also, indicated for diffuse aphthous ulcers.

IMPORTANT SAFETY INFORMATION

•	Do not use GELCLAIR if there is a known or suspected hypersensitivity to any of its ingredients.

•	No adverse effects have been reported in clinical trials, although postmarketing reports have included infrequent complaints of burning sensation in the mouth.

•	If GELCLAIR is swallowed accidentally, no adverse effects are anticipated.

•	If no improvement is seen within 7 days, a physician should be consulted.

You are encouraged to report negative side effects of prescription medical products to the FDA.

Visit www.fda.gov/safety/medwatch or call 1-855-273-0468.

Please see full Prescribing Information at:

https://www.gelclairhcp.com/pdf/prescribing-information-instructions-for-use.pdf

Important Safety Information About Canalevia®-CA1

For oral use in dogs only. Not for use in humans. Keep Canalevia-CA1 (crofelemer delayed-release tablets) in a secure location out of reach of children and other animals. Consult a physician in case of accidental ingestion by humans. Do not use in dogs that have a known hypersensitivity to crofelemer. Prior to using Canalevia-CA1, rule out infectious etiologies of diarrhea. Canalevia-CA1 is a conditionally approved drug indicated for the treatment of chemotherapy-induced diarrhea in dogs. The most common adverse reactions included decreased appetite, decreased activity, dehydration, abdominal pain, and vomiting.

Caution: Federal law restricts this drug to use by or on the order of a licensed veterinarian. Use only as directed. It is a violation of Federal law to use this product other than as directed in the labeling. Conditionally approved by FDA pending a full demonstration of effectiveness under application number 141-552.

See full Prescribing Information at Canalevia.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding Jaguar’s expectation that it will have a hearing on April 7, 2026 with the Nasdaq Hearings Department, and Jaguar’s expectation that it will hold an investor webcast on April 10, 2026. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to several risks, uncertainties, and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

hello@jaguar.health

Jaguar-JAGX